Exhibit 99.1

Audited Combined Financial Statements

(In thousands of U.S. dollars, unless otherwise stated)

Shred-it Group

December 31, 2014

INDEPENDENT AUDITORS’ REPORT

To the Directors of

Shred-it International Inc.

We have audited the accompanying combined financial statements of Shred-it Group which comprise the combined statements of financial position as at December 31, 2014 and 2013, and the combined statements of income (loss) and comprehensive income (loss), changes in equity and cash flows for the years ended December 31, 2014, 2013 and 2012, and a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with standards generally accepted in the United States. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements present fairly, in all material respects, the financial position of Shred-it Group as at December 31, 2014 and 2013, and its financial performance and its cash flows for the years ended December 31, 2014, 2013 and 2012 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Toronto, Canada August 11, 2015

Shred-it Group

COMBINED STATEMENTS OF FINANCIAL POSITION

(in thousands of U.S. dollars unless otherwise stated)

As at December 31,	2014	2013
ASSETS
Current
Cash and cash equivalents (note 5)	56,211	13,423
Accounts receivable	97,792	50,813
Due from Cintas Corporation (note 7a)	6,208	—
Due from joint venture	—	43
Current portion of shareholder loans receivable (note 7b)	—	3,126
Inventories (note 6)	1,027	1,025
Prepaid expenses and other assets	8,886	4,484
Income taxes recoverable	3,111	665

Total current assets	173,235	73,579
Investment in a joint venture (note 3)	952	1,470
Long-term prepaid expenses	4,097	3,000
Deferred financing fees (note 14c)	1,732	—
Shareholder loans receivable (note 7b)	3,307	4,736
Property, plant and equipment, net (note 8)	221,838	96,221
Goodwill (notes 9 and 11)	407,436	125,039
Intangible assets, net (note 10)	372,356	202,668

Total assets	1,184,953	506,713

LIABILITIES AND EQUITY
Current
Bank indebtedness (note 5)	14,263	5,602
Accounts payable and accrued liabilities (note 13)	52,294	26,533
Due to Cintas Corporation (note 7a)	10,252	—
Current portion of provisions (note 12)	8,169	3,985
Current portion of long-term debt (note 14)	—	18,000
Deferred revenue	557	156

Total current liabilities	85,535	54,276
Provisions (note 12)	13,505	7,796
Revolving credit facility (note 14)	41,646	—
Long-term debt (note 14)	406,586	183,696
Deferred tax liabilities (note 16)	77,792	26,998
Other liabilities	1,476	1,425
Due to shareholders (note 7c)	—	287,020

Total liabilities	626,540	561,211

Commitments and contingent liabilities (note 18)
Equity (deficiency)
Parent	222,446	(54,498)
Non-controlling interests	335,967	—

Total equity	558,413	(54,498)

Total liabilities and equity	1,184,953	506,713

Shred-it Group

COMBINED STATEMENT OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

(in thousands of U.S. dollars unless otherwise stated)

For the years ended December 31,	2014	2013	2012
Revenue	575,083	347,301	324,202
Expenses
Operating expenses (note 23)	445,609	281,410	275,370
Depreciation and amortization (note 8, 10)	79,829	46,657	45,145
Loss on disposal of property, plant & equipment	222	369	98
Stock-based compensation (note 19b)	914	241	407
Loss (gain) on foreign exchange	9,516	5,226	(1,443)
Acquisition, transaction and integration costs (note 24)	37,635	4,862	9,516
Share of income of a joint venture (note 3)	(511)	(530)	(339)

Operating income (loss)	1,869	9,066	(4,552)
Interest expense, net (note 7c, 14)	16,178	31,490	31,012

Loss before income taxes	(14,309)	(22,424)	(35,564)

Provision for (recovery of) income taxes (note 16)
Current	6,723	2,029	(2,919)
Deferred	(2,139)	(3,007)	(6,423)

	4,584	(978)	(9,342)

Loss from continuing operations	(18,893)	(21,446)	(26,222)

Attributable to:
Parent equity	(20,778)	(21,446)	(26,222)
Non-controlling interests	1,885	—	—

	(18,893)	(21,446)	(26,222)

Discontinued operations (note 21)
Net income from discontinued operations	4,345	4,619	2,763
Gain on sale of discontinued operations	20,879	—	—

Net income (loss)	6,331	(16,827)	(23,459)

Consolidated statement of other comprehensive income
Other comprehensive income (loss)
Foreign currency translation	(7,730)	23,306	677

Other comprehensive income (loss) from continuing operations	(7,730)	23,306	677
Other comprehensive loss from discontinued operations	(353)	(632)	—

Total other comprehensive income (loss)	(8,083)	22,674	677

Attributable to:
Parent equity from continuing operations	(5,812)	23,306	677
Parent equity from discontinued operations	(353)	(632)	—
Non-controlling interests equity	(1,918)	—	—

	(8,083)	22,674	677

Total comprehensive income (loss)	(1,752)	5,847	(22,782)

Shred-it Group

COMBINED STATEMENTS OF CHANGES IN EQUITY

(in thousands of U.S. dollars unless otherwise stated)

For the years ended December 31,	Capital	Contributed surplus	Foreign currency translation	Deficit	Total Parent Equity	Non- controlling interests	Total equity
As at December 31, 2011	13,533	1,496	(18,919)	(34,453)	(38,343)	—	(38,343)
Loss from continuing operations	—	—	—	(26,222)	(26,222)	—	(26,222)
Income from discontinued operations	—	—	—	2,763	2,763	—	2,763
Other comprehensive income from continuing operations	—	—	677	—	677	—	677
Issuance of capital	347	—	—	—	347	—	347
Redemptions	(35)	—	—	(115)	(150)	—	(150)
Stock-based compensation	—	369	—	—	369	—	369

As at December 31, 2012	13,845	1,865	(18,242)	(58,027)	(60,559)	—	(60,559)
Loss from continuing operations	—	—	—	(21,446)	(21,446)	—	(21,446)
Income from discontinued operations	—	—	—	4,619	4,619	—	4,619
Other comprehensive income from continuing operations	—	—	23,306	—	23,306	—	23,306
Other comprehensive loss from discontinued operations	—	—	(632)	—	(632)	—	(632)
Issuance of capital	96	—	—	—	96	—	96
Redemptions	(26)	—	—	(47)	(73)	—	(73)
Stock-based compensation	—	191	—	—	191	—	191

As at December 31, 2013	13,915	2,056	4,432	(74,901)	(54,498)	—	(54,498)
Loss from continuing operations	—	—	—	(20,778)	(20,778)	1,885	(18,893)
Income from discontinued operations	—	—		4,345	4,345	—	4,345
Gain on sale of discontinued operations	—	—	1,021	20,879	21,900	—	21,900
Other comprehensive loss from continuing operations	—	—	(5,812)	—	(5,812)	(1,918)	(7,730)
Other comprehensive loss from discontinued operations	—	—	(353)	—	(353)	—	(353)
Issuance of capital	283,393	—	—	—	283,393	—	283,393
Shredding Transaction (note 4)	—	—	—	—	—	336,000	336,000
Redemptions	(756)	—	—	(379)	(1,135)	—	(1,135)
Stock-based compensation	—	196	—	(4,812)	(4,616)	—	(4,616)

As at December 31, 2014	296,552	2,252	(712)	(75,646)	222,446	335,967	558,413

Shred-it Group

COMBINED STATEMENTS OF CASH FLOWS

(in thousands of U.S. dollars unless otherwise stated)

Years ended December 31	2014	2013	2012
OPERATING ACTIVITIES
Loss from continuing operations	(18,893)	(21,446)	(26,222)
Income from discontinued operations	25,224	4,619	2,763

Net income (loss)	6,331	(16,827)	(23,459)
Add (deduct) non-cash items
Depreciation and amortization	79,829	46,657	45,145
Depreciation and amortization from discontinued operations (note 21)	964	1,655	1,453
Unrealized gain on interest rate swap	—	—	(2,681)
Gain on sale of discontinued operations	(20,879)	—	—
Loss on disposal of property, plant, and equipment	222	369	98
Stock-based compensation	3,092	241	407
Unrealized foreign exchange loss (gain)	6,973	5,099	(932)
Non-cash interest	5,127	23,295	22,144
Share of income of a joint venture	(511)	(530)	(339)
Deferred income taxes	(2,139)	(3,007)	(6,423)

	79,009	56,952	35,413
Net change in working capital balances related to operations (note 17)	1,004	2,407	(17,199)

Cash provided by operating activities	80,013	59,359	18,214

INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(34,620)	(20,107)	(29,985)
Business acquisitions (net of cash of $979 (2013 — $1,652; 2012 — 1,266) (note 4)	(281,305)	(25,582)	(51,966)
Dividends received	1,029	—	—
Dividends received from discontinued operations	9,468	—	—
Proceeds from sale of discontinued operations	28,223	—	—
Capital contribution to discontinued operations	(6,818)	—	—

Cash used in investing activities	(284,023)	(45,689)	(81,951)

FINANCING ACTIVITIES
Proceeds from long-term debt, net of deferred financing costs	406,095	47,945	333,841
Proceeds from revolver loan	39,619	—	—
Repayment of long-term debt	(202,500)	(82,385)	—
Share redemption	—	(71)	(257,245)
Stock option cash settlement	(826)	—	—
Issuance of Parent equity	—	80	400

Cash provided by (used in) financing activities	242,388	(34,431)	76,996

Effect of exchange rate changes on cash and cash equivalents	(4,251)	5,220	(601)

Net increase (decrease) in cash and cash equivalents during the year	34,127	(15,541)	12,658
Cash and cash equivalents, beginning of year	7,821	23,362	10,704

Cash and cash equivalents, end of year	41,948	7,821	23,362

Supplemental cash flow information
Interest paid	10,546	7,033	9,700
Income taxes paid	7,027	1,149	(1,446)

Cash and cash equivalents	56,211	13,423	23,312
Bank indebtedness	(14,263)	(5,602)	50

Cash and cash equivalents, end of year	41,948	7,821	23,362

See accompanying notes

Shred-it Group

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands of U.S. dollars unless otherwise stated)

1.	CORPORATE REORGANIZATION

Shred-it International Inc. (the “Company” or “Shred-it”), and prior to June 2, 2015 formerly known as Shred-it International GP Inc.(“SII GP”), is one of the entities within the group of entities which includes Boost Holdings LP (‘‘Boost Holdings’’), Boost GP Corp. (‘‘Boost GP’’) and Shred-it JV LP (the ‘‘Partnership’’), that comprises the ‘‘Shred-it Group’’, and which the Birch Hill Group collectively controls.

The combined financial statements have been prepared to include the financial results of SII GP, Boost Holdings, Boost GP and the Partnership (individually, the “Combined Entities”). Prior to a reorganization that took place in March 2014 (the “Reorganization”), the Shred-it Group operated through a predecessor entity, Shred-it International Inc. (now Shred-it International ULC) (“Predecessor SII”) and its wholly-owned subsidiaries. Accordingly, prior to the Reorganization, the combined financial statements include the consolidated results of Predecessor SII. SII GP, Boost Holdings, Boost GP and the Partnership were formed in connection with the Reorganization and Predecessor SII was transferred to the Partnership.

The Partnership provides secure information destruction services.

As part of the Reorganization, in April 2014, Secure-it Records Management Inc. (“RM”), a newly formed subsidiary of the Partnership, was distributed to Boost Holdings. RM was sold by Boost Holdings on December 1, 2014. RM is presented as discontinued operations as explained further in note 21.

These combined financial statements were approved by the Board of Directors of the Company and authorized for issue on August 11, 2015.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The combined financial statements of the Shred-it Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The combined financial statements have been prepared on a historical cost basis. All amounts are expressed in U.S. dollars, unless otherwise specified, rounded to the nearest thousand.

As the former shareholders of Predecessor SII retained control over the Shred-it Group subsequent to the Reorganization, these combined financial statements are prepared on a continuity of interest basis, whereby the assets and liabilities of Predecessor SII that were transferred over to the Partnership are recorded at historical cost. The financial information of the Shred-it Group represents the consolidated financial results of SII prior to the Reorganization in March 2014 and the combined financial results of the Shred-it Group subsequent to the Reorganization.

Subsequent to the Reorganization, the Partnership acquired the document destruction, recycling, and ancillary services businesses of Cintas Corporation (“Cintas”) (the “Shredding transaction”) in exchange for cash and a 42% interest in the Partnership. This transaction has been recorded as an acquisition (note 4) with the acquired assets and liabilities assumed of the Cintas document shredding business recorded at fair value.

The accompanying combined financial statements of the Shred-it Group reflect only the assets, liabilities and results of operations of the entities being combined and their wholly-owned subsidiaries. They do not include any other assets, liabilities, revenue or expenses of the non-controlling equity partner. No provision has been made in the combined financial statements for interest on capital, fees or salaries unless otherwise noted. These combined financial statements do not provide for certain income tax amounts as they are the responsibility of the partners.

Basis of combination

Prior to the Reorganization, the consolidated financial statements included the accounts of Predecessor SII and its wholly-owned subsidiaries: Shred-it US, Inc., Artech USA Inc., Shred-it America Inc., Shred-it Limited, Artech Reduction Technologies Limited, Shred-it East of Scotland Ltd., Celb Ltd., Shred-it ROI Ltd., Shred-it ROI (Holdings) Ltd., Shred-it GmbH, Shred-it France SAS, Mobile Shredding Luxembourg SA, Shred-it LLC, Shred-it Singapore Pte. Ltd., Shred-it Belgium S.A., Shred-it South Africa Pty Ltd., Shred-it Insurance Ltd., Secure Shredding Limited, Shred- it Glasgow Limited, and, Document Destruction Co. Limited.

As a continuation under common control, subsequent to the Reorganization, the combined financial statements of Shred-it Group include the accounts of SII GP, Boost GP, Boost Holdings and the Partnership and its wholly-owned subsidiaries: Shred-it International ULC, Shred-it US Holdco Inc., Shred-it USA JV LLC, CDD LLC, Shred-it USA LLC, Artech USA LLC, Shred-it America LLC, Shred-it Limited, Artech Reduction Technologies Limited, Shred-it East of Scotland Ltd., Celb Ltd., Shred-it ROI Ltd., Shred-it ROI (Holdings) Ltd., Shred- it GmbH, Shred-it France SAS, Mobile Shredding Luxembourg SA, Shred-it Singapore Pte. Ltd., Shred-it Belgium S.A., Shred-it South Africa Pty Ltd., Shred-it Insurance Ltd., Secure Shredding Limited, Shred-it Glasgow Limited, CC Dutch Shredding BV, Shred- it LLC, Document Destruction Co. Limited and Shred-it Australia (PTY) Limited.

The combined financial statements include the financial results of these entities since incorporation or since their respective dates of acquisition by the controlling shareholders of the Company. All intercompany transactions, profits and balances have been eliminated.

The Combined Entities of the Shred-it Group control an investee if and only if the entity has:

•	Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee);

•	Exposure, or rights, to variable returns from its involvement with the investee; and

•	The ability to use its power over the investee to affect its returns.

Shred-it Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when it obtains control over the subsidiary and ceases when it loses control of the subsidiary. Assets, liabilities, revenue and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statements of loss and comprehensive income (loss) from the date it gains control until the date it ceases to control the subsidiary.

Investment in joint venture

An affiliate is an entity over which the Shred-it Group has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee, but is not control or joint control over those policies.

A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control.

The considerations made in determining significant influence or joint control, are similar to those necessary to determine control over subsidiaries.

Shred-it Group’s investment in its joint venture, Shred-it LLC, a limited liability company in accordance with the laws in force in the Emirate of Dubai, United Arab Emirates (“UAE”), is accounted for using the equity method.

Under the equity method, the investment in a joint venture is initially recognized at cost. The carrying amount of the investment is adjusted to recognize changes in the Company’s share of the net assets of the joint venture since the acquisition date.

The combined statements of income (loss) and comprehensive income (loss) reflect the Shred-it Group’s share of the results of operations of the joint venture. Any changes in other comprehensive income (“OCI”) of the joint venture are presented as part of the Shred-it Group’s OCI. In addition, when there has been a change recognized directly in the equity of the joint venture, the Shred-it Group recognizes its share of any changes, when applicable, in the combined statements of changes in equity. Unrealized gains and losses resulting from transactions between the Shred-it Group and the joint venture are eliminated to the extent of the interest in the joint venture. The aggregate of the Shred-it Group’s share of income of a joint venture is shown on the combined statements of income (loss) and comprehensive income (loss).

The financial statements of the joint venture are prepared for the same reporting period as the Shred-it Group.

After application of the equity method, the Shred-it Group determines whether it is necessary to recognize an impairment loss on its investment in the joint venture. At each reporting date, the Shred-it Group determines whether there is objective evidence that the investment in the joint venture is impaired. If there is such evidence, the Company calculates the amount of impairment as the difference between the recoverable amount of the joint venture and its carrying value, and then recognizes the loss as “Share of income of a joint venture” in the combined statements of income (loss) and comprehensive income (loss).

Cash and cash equivalents

Cash and cash equivalents in the combined statements of financial position comprise cash at banks and on hand and highly liquid temporary investments with maturities of three months or less as at the date of acquisition.

Inventories

Finished goods are valued at the lower of cost, determined on a first-in, first-out basis, and net realizable value. Parts and supplies inventories are valued at the lower of cost determined on a weighted average basis, and net realizable value.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated amortization.

Amortization is provided at the following rates and bases:

Equipment	10 years straight-line
Truck power train	25% declining balance
Truck body	25% declining balance
Truck chassis	25% declining balance
Truck shredder	25% declining balance
Consoles	3 years straight-line
Office equipment	30% declining balance
Leasehold improvements	Straight-line over the term of the lease plus one renewal period
Computer software and hardware	30% declining balance

Amortization of property, plant and equipment begins when assets are available for their intended use.

Internally developed computer software is carried at cost less any accumulated amortization. Amortization of the asset begins when development is complete and the asset is available for use.

Depreciation methods, rates and residual values are reviewed annually and revised if the current method, estimated useful life or residual value is different from that estimated previously. The effect of such changes is recognized prospectively in the combined statements of income (loss) and comprehensive income (loss).

Intangible assets

Intangible assets acquired in a business combination are recorded at their fair values. Intangible assets with finite useful lives are amortized over their estimated useful lives. Useful lives, residual values and amortization methods for intangible assets with finite useful lives are reviewed at least annually. Intangible assets having an indefinite life are not amortized but are tested for impairment on an annual basis, as described in note 11. The determination of these assets’ indefinite lives is based on an analysis of all relevant factors, including the expected usage of the asset, the typical life cycle of the asset and anticipated changes in the market demand for the products and services that the asset helps generate.

Intangible assets with finite useful lives are amortized on a straight- line basis over their estimated useful lives as follows:

Customer relationships	10 years straight-line
Brand name	Indefinite life
Non-competition agreements	Straight-line over the term of the agreement typically 3 to 5 years
Franchise rights	Straight-line over the remaining contractual term

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Shred-it Group’s share of the net identifiable assets of the acquired business or equity method investee at the date of acquisition. If purchase consideration is lower than the fair value of the net assets acquired, the difference is recognized in the combined statements of income (loss) and comprehensive income (loss). After initial recognition, goodwill is measured at cost less any accumulated impairment losses.

Goodwill acquired in a business combination is allocated to each of the Shred-it Group’s cash-generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units. Any gain or loss on the disposal of goodwill is recognized in the combined statements of income (loss) and comprehensive income (loss).

Impairment

(a)	Intangible assets with indefinite life

Intangible assets with indefinite useful lives are not amortized but are tested for impairment annually, or when there is an indication that the asset may be impaired either individually or at the cash-generating unit (“CGU”) level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable; if not, the change in useful life from indefinite to finite is made on a prospective basis. Gains or losses arising from the derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the assets and are recognized in the combined statements of income (loss) and comprehensive income (loss) when the asset is derecognized.

(b)	Impairment of non-financial assets

Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized at the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and its value-in-use. For the purposes of assessing impairment, assets are grouped into CGUs at the lowest levels for which there are separately identifiable independent cash flows. Non-financial assets, other than goodwill, that suffer impairment are reviewed for possible reversal of the impairment whenever reversal indicators exist.

(c)	Goodwill

Goodwill is deemed to have an indefinite life and is tested annually for impairment or when there is an indicator of impairment and carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. The recoverable amount of the CGU is the higher of the fair value less costs to sell and value in use. The recoverable amount is compared to the carrying amount of the CGU and an impairment loss is recorded at the amount that the carrying amount exceeds the recoverable amount.

Business combinations

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interest in the acquiree. Acquisition costs incurred are expensed and included in other expenses in the combined statements of income (loss) and comprehensive income (loss). When the Shred-it Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions at the acquisition date. Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability will be recognized in accordance with IAS 39, Financial Instruments: Recognition and Measurement in the combined statements of income (loss) and comprehensive income (loss). Reacquired rights, as an exception to fair value, in business combinations, are recognized as an intangible asset based on the remaining contractual term of the related contract regardless of whether market participants would consider potential contractual renewals when measuring its fair value.

Disposal of business

In general, when a disposal transaction causes the Shred-it Group to relinquish control over a business the Shred-it Group records a gain or loss on disposal at the disposal date. The gain or loss is calculated as the difference between the fair value of the consideration received and the carrying amounts of the derecognized net assets, adjusted by amounts previously recognized in OCI in relation to that business.

Discontinued operations

Discontinued operations are reported when a component of an entity being disposed of comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity, if the component either (1) represents a major line of business or geographical area of operations or (2) is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations. In the combined statements of income (loss) and comprehensive income (loss), results from discontinued operations are reported separately from revenue and expenses from continuing operations and prior periods are presented on a comparative basis. Cash flows for discontinued operations are presented separately in note 21. In order to present the financial effects of the continuing operations and discontinued operations, revenue and expenses from intercompany transactions have been eliminated, except for expenses that are considered to continue after the disposal of the discontinued operation.

Provisions

Provisions are recognized when a present obligation as a result of a past event will lead to a probable outflow of economic resources from the Shred-it Group and the amount of that outflow can be estimated reliably. The timing or amount of the outflow may still be uncertain. A present obligation arises from the presence of a legal or constructive obligation that has resulted from past events (for example, legal disputes or onerous contracts). Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the reporting date, including the risks and uncertainties associated with the present obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Revenue recognition

Shredding and records management revenue is recognized upon completion of service.

Recycling revenue is recognized upon the delivery of recycled materials to the customer.

Royalties are recognized as earned and are based on a percentage of the revenue of the franchisees.

Truck and container sales are recognized upon transfer of title to the customer.

Stock-based compensation

The Shred-it Group records compensation expense in the combined financial statements for stock options granted to employees and directors using an option valuation technique that is compliant with IFRS 2, Share-based Payments. The fair value of stock options classified as equity instruments that vest over time are recognized in stock-based compensation expense over the vesting period for each tranche of options.

Leases

The determination of whether an arrangement is (or contains) a lease is based on the substance of the arrangement at the inception of the lease. The arrangement is, or contains, a lease if fulfilment of the arrangement is dependent on the use of a specific asset or assets and the arrangement conveys a right to use the asset or assets, even if that right is not explicitly specified in an arrangement.

A lease is classified at the inception date as a finance lease or an operating lease. A lease that transfers substantially all the risks and rewards incidental to ownership to the Shred-it Group is classified as a finance lease.

Finance leases are capitalized at the commencement of the lease at the inception date fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognized in finance costs in the combined statements of income (loss) and comprehensive income (loss).

A leased asset is depreciated over the useful life of the asset. However, if there is no reasonable certainty that the Shred-it Group will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset and the lease term.

Operating lease payments are recognized as an operating expense in the combined statements of income (loss) and comprehensive income (loss) on a straight-line basis over the lease term.

Income taxes

Current tax assets and liabilities are measured at the amount expected to be paid to tax authorities, net of recoveries based on the tax rates and laws enacted or substantively enacted at the date of the combined statements of financial position. Management periodically evaluates positions taken in the tax returns for situations in which applicable tax regulations are subject to interpretation and establish provisions where appropriate. Current and deferred tax relating to items recognized directly in equity is also recognized in equity.

Deferred tax liabilities are provided for using the liability method on temporary differences between the tax bases and carrying amounts of assets and liabilities. Deferred tax assets are recognized for all deductible temporary differences and carry forward of unused tax losses, to the extent that it is probable that the deductions and tax losses can be utilized. The carrying amount of deferred tax assets is reviewed at each date of the combined statements of financial position and reduced to the extent it is no longer probable that the deferred or income tax assets will be recovered. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable income will allow the deferred tax asset to be recovered. Deferred tax assets and liabilities are measured at the tax rates that are expected to prevail in the period when the asset is realized or the liability settled, based on the tax rates and laws that have been enacted or substantively enacted at the dates of the combined statements of financial position.

Deferred tax liabilities are generally recognized for all taxable temporary differences, except in respect of taxable temporary differences associated with investments in subsidiaries and investments subject to significant influence, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets and they relate to income taxes levied by the same tax authority and on the same taxable entity.

Effective May 1, 2014, the 35.2% of the US-based taxable income is not taxed within the Shred-it Group due to the relevant entities electing to be disregarded for tax purposes.

Current and deferred income taxes are recorded based on the accounting records of the Combined Entities that are included within the Shred-it Group (note 1). No additional allocation of income taxes from parent entities was considered necessary.

Foreign currency translation

The combined financial statements are presented in U.S. dollars, the Combined Entities’ functional currency. Each subsidiary consolidated by the Shred-it Group determines its own functional currency based on the primary economic environment in which the subsidiary operates.

Foreign exchange gains/losses arising on transactions occurring in a currency other than an operation’s functional currency are included in income or loss for the period.

Assets and liabilities of subsidiaries with different functional currencies are translated into U.S. dollars at the year-end rates of exchange and revenue and expense items are translated at the average rate of exchange during the period where these approximate actual rates. Exchange gains or losses arising from the translation of these subsidiaries are included as part of OCI.

Financial and derivative instruments

Financial assets and liabilities

The Shred-it Group classifies its financial assets and liabilities into the following categories:

•	Financial assets available for sale;

•	Financial assets and liabilities at fair value through income or loss;

•	Loans and receivables; and

•	Other financial liabilities.

Appropriate classification of financial assets and liabilities is determined at the time of initial recognition or when reclassified on the combined statements of financial position. Financial instruments classified as fair value through income or loss are recognized on the trade date, which is the date that the Shred-it Group commits to purchase or sell the asset.

(a)	Financial assets available for sale

The Shred-it Group had no financial assets available for sale at December 31, 2014 and 2013.

(b)	Financial assets and liabilities at fair value through income or loss

The Shred-it Group had no financial assets or liabilities, other than cash, at fair value through income or loss at December 31, 2014 and 2013.

(c)	Loans and receivables

Loans and receivables are initially measured at fair value plus transaction costs directly attributable to the acquisition of the financial asset and subsequently carried at amortized cost using the effective interest method less any impairment, with changes recorded through combined statements of income (loss) and comprehensive income (loss). Assets in this category include receivables and are classified as current assets on the combined statements of financial position with the gains and losses impacting operations.

(d)	Other financial liabilities

All of the Shred-it Group’s non-derivative financial liabilities are classified as other financial liabilities and are initially measured at fair value less transaction costs that are directly attributable to the issue of the financial liability. Subsequent to the initial recognition and measurement, these non-derivative financial liabilities are measured at amortized cost using the effective interest method. Such liabilities include bank advances, accounts payable and accrued liabilities, long-term debt, promissory notes payable and Class A and B special shares of Predecessor SII.

(e)	Determination of fair value

The Shred-it Group categorizes its fair value measurements according to a three-level fair value hierarchy. The hierarchy prioritizes the inputs used by the Shred-it Group’s valuation techniques. A level is assigned to each fair value measurement based on the lowest level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

Level 1 — Unadjusted quoted prices at the measurement date for identical assets or liabilities in active markets.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs which are supported by little or no market activity.

(f)	Impairment of financial assets

The Shred-it Group assesses at each reporting date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that have occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the receivables or a group of receivables is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

For financial assets carried at amortized cost, the Shred-it Group first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Shred-it Group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognized are not included in a collective assessment of impairment. If there is objective evidence that an impairment loss has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The present value of the estimated future cash flows is discounted at the financial asset’s original effective interest rate.

Summary of estimates, judgments and assumptions

The preparation of combined financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenue and expenses. Actual results could differ from these estimates. Key areas of estimation where management has made difficult, complex or subjective judgments, often as a result of matters that are inherently uncertain, are as follows:

(a)	Income taxes

Current and deferred tax liabilities must be estimated for the Shred-it Group, including an assessment of temporary differences. Any temporary differences will generally result in the recognition of deferred tax assets and liabilities in the combined financial statements. Based on management’s judgment, deferred tax assets are not set up in situations where it is not probable that taxable income will be available against which deductible temporary differences can be utilized. Management must also determine the manner in which deferred tax balances will be realized as well as the tax rate that will apply when the balance is expected to be utilized. Estimating the rate requires an assessment of the allocation of taxable income amongst jurisdictions within certain countries (state or provincial allocation factors).

(b)	Impairment of non-financial assets

The impairment test on CGUs is carried out by comparing the carrying amount of the CGU and its recoverable amount. The recoverable amount of a CGU is the higher of its fair value, less costs to sell and its value-in-use. The complex valuation process used to determine value-in-use considers discounted cash flows method, which includes significant assumptions relating to future cash flows, discount and terminal growth rates.

(c)	Provisions

Considerable judgment is used in measuring and recognizing provisions and the exposure to contingent liabilities.

(i)	Restoration costs

In the course of the Shred-it Group’s activities, it is expected to have costs associated with restoring the location where assets are situated upon ceasing their use on those premises. The associated cash outflows, which are long-term in nature, are generally expected to occur at the dates of exit of the assets to which they relate.

These restoration costs are calculated on the basis of the identified costs for the current financial year, extrapolated into the future based on management’s best estimates of future trends in prices, inflation and other factors, and are discounted to present value at a credit adjusted risk-free rate specifically applicable to the liability. Forecasts of estimated future provisions are revised in light of future changes in business conditions or technological requirements.

The Shred-it Group records these decommissioning and restoration costs as property, plant and equipment and subsequently allocates them to expenses using a systematic and rational method over the asset’s useful life, and records the accretion of the liability as a charge to finance costs.

(ii)	General insurance liabilities

General insurance liabilities represent the estimated ultimate cost of all asserted and unasserted claims incurred, primarily related to where the Shred-it Group is self-insured in the United States for workers’ compensation claims, medical claims, auto liability and other general liability exposure. Workers’ compensation, auto liability and general liability provisions are estimated through actuarial procedures of the insurance industry. The principal assumptions underlying the estimates are the past claims development experience and various industry sources to the extent that the Shred-it Group’s data is deemed insufficient.

(d)	Stock options, share units and share purchase plans

Assumptions, such as volatility, expected life of an award, risk-free interest rate, forfeiture rate vesting period, probability of reaching market conditions and dividend yield, are used in the underlying calculation of fair values of the Shred-it Group’s stock options. Details of the assumptions used are included in note 19. Significant changes in the assumptions, including those with respect to future business plans and cash flows, could materially change the recorded carrying amounts.

(e)	Determination of CGUs

The determination of CGUs was made through identifying the smallest group of assets that generates cash inflows largely independent of the cash flows from other assets or groups of assets. On this basis the CGUs were determined to be the countries in which the Shred-it Group operates given the Shred-it Group’s national customer base. This determination is also consistent with how the Shred-it Group operates and makes decisions about continuing or disposing of assets or operations.

Changes in accounting policies and disclosures

New and amended standards and interpretations

IFRIC Interpretation 21, Levies (“IFRIC 21”)

IFRIC 21 clarifies that an entity recognizes a liability for a levy when the activity that triggers payment, as identified by the relevant legislation, occurs. For a levy that is triggered upon reaching a minimum threshold, the interpretation clarifies that no liability should be anticipated before the specified minimum threshold is reached. IFRIC 21 is effective for annual periods beginning on or after January 1, 2014. Adoption of IFRIC 21 did not have a material financial impact on the combined financial statements.

Offsetting Financial Assets and Financial Liabilities — Amendments to IAS 32

These amendments clarify the meaning of “currently has a legally enforceable right to set-off” and the criteria for non-simultaneous settlement mechanisms of clearing houses to qualify for offsetting and are applied retrospectively. These amendments did not have a material impact on the combined financial statements.

Annual Improvements 2010 — 2012 Cycle

In the 2010-2012 annual improvements cycle, the IASB issued seven amendments to six standards, which included an amendment to Fair Value Measurement (IFRS 13). The amendment to IFRS 13 is effective immediately and, thus, for periods beginning on January 1, 2014, and it clarifies in the Basis for Conclusions that short-term receivables and payables with no stated interest rates can be measured at invoice amounts when the effect of discounting is immaterial. This amendment to IFRS 13 did not have a material financial impact on the combined financial statements.

Standards issued but not yet effective

The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the combined financial statements are disclosed below. The Shred-it Group intends to adopt these standards when they become effective.

Financial Instruments

In November 2013, the IASB issued a revised version of Financial Instruments (IFRS 9), which introduces a new chapter on hedge accounting, putting in place a new hedge accounting model that is designed to be more closely aligned with how entities undertake risk management activities when hedging financial and non-financial risk exposures. The revised standard permits an entity to apply only the requirements introduced in IFRS 9 (2010) for the presentation of gains and losses on financial liabilities designated at fair value through profit or loss without applying the other requirements of IFRS 9, meaning the portion of the change in fair value related to changes in the entity’s own credit risk can be presented in OCI rather than within the combined statements of loss and comprehensive income (loss). The amendments to IFRS 9 remove the mandatory effective date of IFRS 9 (2013), IFRS 9 (2010) and IFRS 9 (2009), leaving the effective date open, pending the finalization of the impairment, classification and measurement requirements. Notwithstanding the removal of an effective date, each standard remains available for application. The Shred-it Group does not anticipate early adoption and plans to adopt the standard on its effective date, which the IASB has tentatively decided will be no earlier than January 1, 2018. The Shred-it Group is in the process of reviewing the standard to determine the impact on its combined financial statements.

Revenue Recognition

In May 2014, the IASB released IFRS 15, Revenue from contracts with customers, which supersedes existing revenue related guidance. The core principle of IFRS 15 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. IFRS 15 will also result in enhanced disclosures about revenue, provide guidance for transactions that were not previously addressed comprehensively (for example, service revenue and contract modifications) and improve guidance for multiple-element arrangements. IFRS 15 will be effective for the Shred-it Group’s fiscal year beginning on January 1, 2017, with earlier application permitted. The Shred-it Group has not yet assessed the impact of the adoption of this standard on its combined financial statements.

3.	INTEREST IN A JOINT VENTURE

The Shred-it Group has a 49% interest (50% voting rights) in Shred-it LLC, a jointly controlled entity involved in document preservation and shredding activities in the UAE. As a result of its 50% voting rights the Shred-it Group is entitled to 50% of the income in Shred- it LLC. The Shred-it Group’s interest in Shred-it LLC is accounted for using the equity method in the combined financial statements. Summarized financial information of the joint venture, based on its IFRS financial statements, and reconciliation with the carrying amount of the investment in its combined financial statements are set out below:

	2014	2013
	$	$
Cash and cash equivalents	1,182	1,816
Accounts receivable	536	727
Prepaid expenses and other assets	106	75

Total current assets	1,824	2,618
Property, plant and equipment	444	541

Total assets	2,268	3,159

Accounts payable and current liabilities	116	135
Due to Shred-it International	248	84

Total liabilities	364	219

Shareholders’ equity	1,904	2,940

Proportion of the Shred-it Group’s ownership	50%	50%
Carrying amount of the investment	952	1,470

Summarized statement of income of Shred-it LLC

	2014	2013	2012
	$	$	$
Revenue (shredding and recycling)	2,560	2,350	2,296
Expenses:
Employment costs	768	717	708
Transportation and maintenance	154	137	123
Rent and occupancy	50	48	46
Subcontractor and other expenses	370	163	456
Depreciation and amortization	196	225	285

Net income for the year	1,022	1,060	678

Shred-it Group’s share of net income for the year	511	530	339

The joint venture has no contingent liabilities or capital commitments as at December 31, 2014 and 2013. Shred-it LLC paid $1,029 in dividends to the Partnership during the year.

4.	ACQUISITIONS

(a)	2014 business acquisitions

Cintas acquisition

On April 30, 2014, the Partnership acquired the Cintas document shredding business which has been accounted for as a business acquisition. As consideration, the Partnership issued 14,900 Class A Common LP units and 18,700 Class B Common LP Units, valued at $336,000, representing 42% of the Partnership’s units and $186,755 in cash. As part of the transaction, the Partnership and Cintas entered into an Investors Agreement which specifies that if a qualified monetizing event of the Partnership has not occurred within five years of the date of the agreement, i.e. April 30, 2014, Cintas has the right to sell all but not less than all of the Partnership units owned by it to the other investors at fair market value. The Partnership does not have a liability associated with this put option as they are not required to purchase the Cintas units. If the other investors reject the put offer the Partnership is responsible for initiating the sale process only and is under no obligation to acquire Cintas’s share in the event the put option is exercised.

Franchise acquisitions

The following franchise acquisitions were completed in 2014:

On June 16, 2014, the Partnership acquired 100% of the assets Virginia Shredders Inc. based in Norfolk and Richmond, Virginia.

On September 3, 2014, the Partnership acquired 100% of the assets of Prudence Corporation based in Baltimore, Maryland.

On September 22, 2014, the Partnership acquired 100% of the assets of Boyer-Kansas Inc. located in Kansas City and Springfield, Missouri.

On September 29, 2014, the Partnership acquired 100% of the assets of Charlotte Shredders based in Charlotte, North Carolina.

On October 6, 2014, the Partnership acquired 100% of the assets of Linden Data Industries, located in Las Vegas, Nevada.

On October 27, 2014, the Partnership acquired 100% of the assets of Rod Ben International Corp. located in the Commonwealth of Puerto Rico.

On December 15, 2014, the Partnership acquired 100% of the assets of Environmental Security Inc. located in Cheshire, Connecticut.

On December 30, 2014, the Partnership acquired 100% of the assets of North Florida Shredding Inc. located in Tallahassee, Florida.

Iron Mountain acquisition

On December 1, 2014, the Partnership acquired 100% of the shares of Iron Mountain Incorporated’s (“Iron Mountain”) shredding operations located in the United Kingdom, Ireland and Australia, in exchange for cash consideration.

Summary of acquisitions

The fair value of the assets acquired and liabilities assumed, relating to Cintas, franchise and Iron Mountain acquisition completed in 2014 are summarized as follows:

	Cintas	Franchises	Iron Mountain	Total
	$	$	$	$
Cash	632	—	347	979
Accounts receivable	42,964	2,615	67	45,646
Prepaid expenses	930	91	97	1,118
Property, plant and equipment	130,994	7,018	10,104	148,116
Customer lists	171,000	21,439	8,675	201,114
Franchise rights	—	4,542	—	4,542
Other intangibles	—	—	2,622	2,622
Goodwill	253,040	32,226	8,048	293,314
Brand name	1,000	—	—	1,000
Provisions and accrued liabilities	(26,485)	—	(1,286)	(27,771)
Deferred income taxes	(51,320)	—	(2,055)	(53,375)

	522,755	67,931	26,619	617,305

All acquisitions were accounted for as business combinations using the acquisition method with the results of operations consolidated with those of the Partnership from the date of acquisition. The Partnership acquired these businesses as they provide similar document destruction and recycling services.

Allocation of the purchase price for the Iron Mountain acquisition was based on preliminary estimates of the fair value of net assets acquired and is subject to adjustment as additional information becomes available to the Partnership. The purchase price allocation of this acquisition is subject to finalization of the assessment of fair value of the intangible assets (primarily customer relationships intangible assets), property, plant and equipment, contingencies and income taxes (primarily deferred income taxes).

As at December 31, 2014, there was $185 of net contingent consideration receivable primarily related to customer retention with respect to the Iron Mountain acquisition completed on December 1, 2014.

An estimate at the acquisition date of acquired accounts receivable not expected to be collected is $2,778 (2013 — $48).

Goodwill represents the expected operational synergies with the acquiree and/or intangible assets that do not qualify for separate recognition. Generally goodwill arising from asset acquisitions is deductible for tax.

From the date of acquisition, the above acquisitions have contributed to revenue and income before income tax as follows:

	Cintas	Franchises	Iron Mountain
	$	$	$
Revenue	190,047	9,964	1,421
Income before income tax	64,142	2,410	275

If the business combinations had taken place at the beginning of the year, the above acquisitions would have contributed to revenue and income before income tax to the Partnership as follows:

	Cintas	Franchises	Iron Mountain
	$	$	$
Revenue	285,070	39,596	17,054
Income before income tax	96,213	7,926	3,299

(b)	2013 business acquisitions

The following franchise acquisitions were completed in 2013:

(i)	On January 23, 2013, Predecessor SII acquired 100% of the shares of Legap Limited based in the Republic of Ireland.

(ii)	On January 23, 2013, Predecessor SII acquired 100% of the assets of DMG 2010 Limited based in Northern Ireland.

(iii)	On June 6, 2013, Predecessor SII acquired 100% of the shares of Shred-it (East of Scotland) Limited based in Edinburgh, Scotland.

(iv)	On July 19, 2013, Predecessor SII acquired 100% of the shares of CELB based in Bristol, United Kingdom.

The fair values of the assets acquired and liabilities assumed, relating to the acquisitions completed in 2013, are summarized as follows:

$
Accounts receivable	2,405
Prepaid expenses	115
Property, plant and equipment	3,437
Customer lists	11,428
Franchise rights	3,771
Goodwill	9,637
Accrued liabilities	(2,314)
Deferred income taxes	(2,897)

25,582

All acquisitions were accounted for as a business combination using the acquisition method with the results of operations consolidated with those of SII from the date of acquisition. Predecessor SII acquired these businesses as they provide similar document destruction and recycling services.

As at December 31, 2014, there was no contingent consideration with respect to acquisitions completed in 2013.

Goodwill represents the expected operational synergies with the acquiree and/or intangible assets that do not qualify for separate recognition and is tax deductible.

An estimate at the acquisition date of acquired accounts receivable not expected to be collected is $48.

From the date of acquisition, the above acquisitions contributed $9,780 of revenue and $2,707 of income before income tax to SII in 2013.

(c)	2012 business acquisitions

(i)	On January 6, 2012, Predecessor SII acquired 100% of the shares of Confidential Destruction Services (Proprietary) Limited based in South Africa.

(ii)	On January 23, 2012, Predecessor SII acquired 100% of the assets of Home Locators, Inc. based in Jacksonville, Florida.

(iii)	On February 6, 2012, Predecessor SII acquired 100% of the shares of Security Shredders PTE LTD based in Singapore.

(iv)	On May 1, 2012, Predecessor SII acquired 100% of the assets of Inland Empire Shred-it, Inc. based in San Bernardino, California. Additional consideration can be payable over the 24 month period immediately following the acquisition date resulting from the actual selling price of recycled paper and tonnage of paper shredded over a certain pre-determined threshold.

(v)	On May 15, 2012, Predecessor SII acquired 100% of the shares of Shred-it Glasgow Limited based in Glasgow, Scotland.

(vi)	On August 23, 2012, Predecessor SII acquired 100% of the shares of Secure Shredding Limited located in London, United Kingdom.

(vii)	On September 10, 2012, Predecessor SII acquired 100% of the assets of Pacific Shredco, LLC, based in Seattle, Washington. Consideration can be payable over the 24 month period immediately following the acquisition date resulting from the actual selling price of recycled paper and tonnage of paper shredded over a certain pre-determined threshold. In addition, there is consideration contingently payable on the renewal of a specific customer contract.

(viii)	On September 11, 2012, Predecessor SII acquired 100% of the shares of Super Shred Mobile Record Destruction Inc. based in Toronto, Ontario. Additional consideration can be payable over the 12 month period immediately following the acquisition date relating to the revenue of specific customers as compared to a pre-determined threshold.

(ix)	On November 7, 2012, Predecessor SII acquired 100% of the shares of Document Destruction Company Limited located in West Yorkshire, United Kingdom.

The fair value of the assets acquired and liabilities assumed, relating to the acquisitions completed in 2012 are summarized as follows:

$
Accounts receivable	2,918
Prepaid expenses	109
Property, plant and equipment	6,295
Customer lists	23,228
Franchise rights	3,861
Non-competition agreements	527
Goodwill	21,680
Accrued liabilities	(1,288)
Deferred income taxes	(4,331)

52,999

All acquisitions were accounted for as a business combination using the acquisition method with the results of operations consolidated with those of Predecessor SII from the date of acquisition. Predecessor SII acquired these businesses as they provide similar document destruction and recycling services resulting in growth of the Shred-it Group.

From the date of acquisition, the above acquisitions contributed $12,040 of revenue and $1,381 of income before tax to Predecessor SII in 2012.

5.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

	2014	2013
	$	$
Cash	56,211	13,423
Bank indebtedness	(14,263)	(5,602)

	41,948	7,821

6.	INVENTORIES

Inventories consist of the following:

	2014	2013
	$	$
Finished goods	233	180
Parts and supplies	794	845

	1,027	1,025

7.	RELATED PARTY TRANSACTIONS

(a)	As previously noted, Cintas received 42% of the Partnership units as part of the Shredding transaction. During the course of 2014, the Partnership entered into certain transactions with Cintas, as part of the Transition Services Agreement (“TSA”) which expires July 3, 2015. These transactions are recorded at the exchange amounts as agreed upon with Cintas. The purpose of the TSA is for the Partnership to obtain Cintas’s support for integration of the acquired Cintas shredding business. The Partnership incurred TSA related costs of $12,562, which were recorded in employment costs, transportation and maintenance, rent and occupancy, administrative, subcontractor and other expenses. The amounts due to/due from Cintas are based on 30-day terms of repayment.

The Partnership provided shredding services to Cintas and earned revenue of $422 in 2014 (2013 — nil; 2012 — nil). Also, Cintas sold other products and services to the Partnership for $1,492.

As at December 31, 2014, amounts due from Cintas was $6,208 and amounts due to Cintas was $10,252 (2013 — nil; 2012 — nil).

(b)	As at December 31, 2013, shareholder loans receivable of $7,862 ($3,126 which is classified as current and $4,736 is classified as long-term) were comprised of share purchase financing made by Predecessor SII to certain employees and independent members of the Board of Directors of Predecessor SII, of which $3,050 was provided in Canadian funds and $4,812 in U.S. funds. The loans were collateralized by 1,380,875 common shares and 12,427,872 special shares of Predecessor SII and were bearing interest at the rate of 4.0% per annum, calculated monthly, with such interest added to the principal amount of the loans. The loans were due at the earlier of the disposition of all of the shares and five years from the date of issue. Interest of $338 was charged by Predecessor SII during the year ended December 31, 2013 (2012 — $329).

As part of the Reorganization, the special and common shares of Predecessor SII were exchanged for common units of the Partnership. As well, employees of Predecessor SII elected to receive a cash payment net of applicable withholding taxes and any outstanding Predecessor SII shareholder loans in exchange for the settlement of stock options.

As at December 31, 2014, shareholder loans receivable of $3,307 were outstanding. These loans were collateralized by 41,732 Boost Holdings common LP units and bearing interest at the rate of 4% per annum, calculated monthly, with such interest added to the principal amount of the loans. The loans are repayable on or before April 30, 2019. Interest income of $147 was recognized in 2014.

(c)	As at December 31, 2013, the line item titled due to shareholders included the entire amount of $193,154 of subordinated Class A promissory grid notes (promissory notes) due to shareholders and $93,866 of Class A and B special shares of Predecessor SII. The promissory notes were denominated in Canadian dollars, bearing interest at fixed rates ranging from non-interest bearing to 13.3% since inception, with an effective interest rate of 8.75% in 2013, and were to mature upon a liquidation event or in June 2024. Interest expense of $15,843 was recognized in 2013 (2012 — $15,058).

As part of the Reorganization, the promissory notes, and related interest, and special shares of Predecessor SII, were exchanged for common units of the Partnership. Interest expense of $5,127 was recognized in 2014.

(d)	During the year, the Partnership paid $180 (2013 — $471; 2012 — 479) as management fees to BHEPMI, which is a sole shareholder of Boost GP.

(e)	The compensation expense associated with key management and members of the Partnership’s Board of Directors for services was included in employee salaries and benefits as follows:

	2014	2013	2012
	$	$	$
Salaries and other short-term employee benefits	6,254	2,932	2,654
Stock-based compensation	6,456	138	169

	12,710	3,070	2,823

8.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	2014
		Accumulated	Net book
	Cost	amortization	value
	$	$	$
Equipment	44,757	3,526	41,231
Trucks	198,285	92,515	105,770
Consoles	58,489	28,993	29,496
Office equipment	5,955	2,730	3,225
Leasehold improvements	21,205	7,071	14,134
Computer software and hardware	64,389	36,407	27,982

	393,080	171,242	221,838

	2013
		Accumulated	Net book
	Cost	amortization	value
	$	$	$
Equipment	22,934	8,991	13,943
Trucks	115,084	66,501	48,583
Consoles	23,154	17,544	5,610
Office equipment	3,668	2,244	1,424
Leasehold improvements	14,334	8,660	5,674
Computer software and hardware	53,432	32,445	20,987

	232,606	136,385	96,221

Depreciation expense of property, plant and equipment from continuing operations for the year ended December 31, 2014 amounted to $48,094 (2013 — $29,756; 2012 — $31,057).

Additions from continuing operations excluding acquisitions, to property, plant and equipment for the year ended December 31, 2014 amounted to $34,425 (2013 — $19,738; 2012 — $26,970).

Changes in the net carrying amounts of property, plant and equipment can be summarized as follows:

	2013						2014
	Net book					Foreign	Net book
	value	Additions	Acquisitions	Amortization	Disposals	exchange	value
	$	$	$	$	$	$	$
Equipment	13,943	2,671	33,616	(4,252)	(4,369)	(378)	41,231
Trucks	48,583	12,236	71,319	(24,467)	(217)	(1,684)	105,770
Consoles	5,610	5,450	29,243	(10,425)	(2)	(380)	29,496
Office equipment	1,424	357	2,399	(877)	(24)	(54)	3,225
Leasehold improvements	5,674	1,262	8,252	(1,882)	(410)	1,238	14,134
Computer software and hardware	20,987	12,644	3,287	(7,155)	(17)	(1,764)	27,982

	96,221	34,620	148,116	(49,058)	(5,039)	(3,022)	221,838

	2012						2013
	Net book					Foreign	Net book
	value	Additions	Acquisitions	Amortization	Disposals	exchange	value
	$	$	$	$	$	$	$
Equipment	14,783	1,554	364	(2,551)	—	(207)	13,943
Trucks	51,622	10,343	2,168	(14,501)	(369)	(680)	48,583
Consoles	6,960	2,371	378	(4,213)	—	114	5,610
Office equipment	1,678	112	164	(503)	—	(27)	1,424
Leasehold improvements	5,875	1,171	363	(1,577)	—	(158)	5,674
Computer software and hardware	25,504	4,556	—	(8,066)	—	(1,007)	20,987

	106,422	20,107	3,437	(31,411)	(369)	(1,965)	96,221

9.	GOODWILL

Goodwill consists of the following:

$
Balance at December 31, 2012	116,158
Goodwill related to 2013 acquisitions (note 4(b))	9,637
Effect of change in currency translation rates	(756)

Balance, December 31, 2013	125,039
Goodwill related to 2014 acquisitions (note 4(a))	293,314
Sale of RM business (note 21)	(2,866)
Effect of change in currency translation rates	(8,051)

Balance, December 31, 2014	407,436

10.	INTANGIBLE ASSETS

Intangible assets consist of the following:

	2014
		Accumulated	Net book
	Cost	amortization	value
	$	$	$
Customer relationships	347,627	73,869	273,758
Brand name	84,357	—	84,357
Brand name — Cintas	1,000	667	333
Franchise rights	16,122	5,131	10,991
Non-competition agreements	3,712	795	2,917

	452,818	80,462	372,356

	2013
		Accumulated	Net book
	Cost	amortization	value
	$	$	$
Customer relationships	153,444	50,420	103,024
Brand name	90,478	—	90,478
Franchise rights	11,822	3,249	8,573
Non-competition agreements	1,172	579	593

	256,916	54,248	202,668

Amortization expense on intangible assets for the year ended December 31, 2014 amounted to $30,244 (2013 — $16,733; 2012 — $14,057).

Additions to intangible assets are solely attributable to acquisitions.

	2013				2014
	Net book			Foreign	Net book
	value	Acquisitions	Amortization	exchange	value
	$	$	$	$	$
Customer relationships	103,024	201,114	(23,001)	(7,379)	273,758
Brand name	90,478	—	—	(6,121)	84,357
Brand name — Cintas	—	1,000	(667)	—	333
Franchise rights	8,573	4,542	(6,312)	4,188	10,991
Non-competition agreements	593	2,622	(264)	(34)	2,917

	202,668	209,278	(30,244)	(9,346)	372,356

	2012				2013
	Net book			Foreign	Net book
	value	Acquisitions	Amortization	exchange	value
	$	$	$	$	$
Customer relationships	106,447	11,428	(14,471)	(380)	103,024
Brand name	90,836	—	—	(358)	90,478
Franchise rights	6,071	3,771	(2,023)	754	8,573
Non-competition agreements	852	—	(239)	(20)	593

	204,206	15,199	(16,733)	(4)	202,668

11.	GOODWILL AND INDEFINITE LIFE INTANGIBLE ASSET IMPAIRMENT

The Shred-it Group tests CGUs with allocated goodwill and indefinite life intangible assets for impairment annually. In assessing whether or not there has been impairment, the Shred-it Group compares the higher of value-in-use or fair value less costs to sell to the carrying value of the CGU.

To calculate the value-in-use approach, the Shred-it Group estimates the discounted future cash flows for an initial period of four years. The future cash flows include consideration for expected future operating results, economic conditions and a general outlook for the industry. Value beyond the initial period is derived from applying a terminal value multiple to the final year of the initial projection period. The terminal value multiple is a function of the discount rate and the estimated terminal growth rate. The estimated terminal growth rate is not to exceed the long-term average growth rate (inflation rate) of the markets in which the CGUs operate.

The Shred-it Group has made certain assumptions for the discount and terminal growth rates to reflect variations in expected future cash flows. These assumptions may differ or change quickly depending on economic conditions or other events.

Based on impairment testing, the carrying amounts of goodwill in the CGUs were fully recoverable.

A summary of the goodwill allocation by CGU is presented as follows:

	2014	2013
	$	$
Canada	34,957	28,428
United States	343,095	73,876
United Kingdom	15,077	15,608
Other international countries	14,307	7,127

	407,436	125,039

Brand with an indefinite life is tested for impairment at the consolidated Partnership level.

Key assumptions used in value-in-use calculations

The calculation of value-in-use for all CGUs is most sensitive to the following assumptions:

(a)	Revenue growth rates

(b)	Pre-tax discount rates

(c)	Terminal growth value

(d)	Gross margin

(e)	Capital expenditures

(a)	Revenue growth rates — Growth rates ranging from 5% to 8% were used for the periods covered in the financial projections and are based on historical results and expectations for the forecasted periods.

(b)	Pre-tax discount rates — Pre-tax discount rates represent the current market assessment of the risks specific to each CGU, taking into consideration the time value of money and individual risks of the underlying assets that have not been incorporated in the cash flow estimates. The pre- tax discount rate calculation is based on the specific circumstances of the CGU and range from 10% to 14%.

(c)	Terminal growth value — The cash flows beyond the initial period are extrapolated using a 2% growth rate. Rates are based on market and industry trends researched and identified by management.

(d)	Gross margin — Gross margin ranges from 61% to 68.3% and margins are based on average values achieved in historical results and expectations for the forecasted period specific to each CGU.

(e)	Capital expenditures — The cash flow forecasts for capital expenditures are based on past experience and include the ongoing capital expenditures required to build infrastructure in emerging markets. Capital expenditures include cash outflows for the purchase of property, plant and equipment.

Sensitivity to changes in assumptions

With regard to the assessment of value-in-use of the CGUs, management believes that no reasonably possible change in any of the above key assumptions would cause the carrying value of the CGU to exceed its recoverable amount.

12.	PROVISIONS

		General
	Restoration	insurance
	costs(a)	liabilities(b)	Total
	$	$	$
Balance, December 31, 2012	763	7,423	8,186
Additions	141	12,646	12,787
Adjustments	334	—	334
Amounts used	(1)	(9,525)	(9,526)

Balance, December 31, 2013	1,237	10,544	11,781
Additions	3	17,695	17,698
Acquisitions	1,346	10,469	11,815
Adjustments	(129)	(1,078)	(1,207)
Amounts used	31	(18,444)	(18,413)

Balance, December 31, 2014	2,488	19,186	21,674

Of the balance at December 31, 2014, $8,169 is considered to be current (2013 — $3,985) and $13,505 non-current (2013 — $7,796).

(a)	In the course of the Shred-it Group’s activities, a number of sites and other property, plant and equipment assets are utilized that are expected to have costs associated with exiting and cessation of use. The associated decommissioning and restoration obligation cash outflows are generally expected to occur at the date of exit of the asset to which they relate, which are long-term in nature. The extent of restoration work that will be ultimately required for these sites is uncertain.

(b)	General insurance liabilities represent the estimated ultimate cost of all asserted and unasserted claims incurred, primarily related to where the Shred-it Group is self-insured in the United States for workers’ compensation claims, medical claims, auto liability and other general liability exposure. Workers’ compensation, auto liability and general liability provisions are estimated through actuarial procedures of the insurance industry. The principal assumptions underlying the estimates are the past claims development experience and various industry sources to the extent that the Shred-it Group’s data is deemed insufficient. The Shred-it Group records an increase or decrease in employment costs related to development of prior claims, higher claims activity and other factors in the period in which it becomes known. These changes in estimates may be material to the combined financial statements.

13.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

(a)	Based on the agreement between the Shred-it Group and the franchisees, contributions are to be made to the advertising funds based on a proportion of the shredding and recycling revenue. Any surplus or deficit in the advertising funds is allocated to the Shred-it Group’s corporate branches and the franchisees in the proportion of the fees paid to the advertising funds. As at December 31, 2014 and 2013, there was no surplus.

(b)	Shred-it Insurance Ltd. is a captive insurance company established under the Insurance Act of Barbados. Effective April 1, 2008, all of the workers’ compensation, general liability automobile liability, and commercial general liability insurance contracts underwritten by Shred-it Insurance Ltd. were cancelled, and Shred-it Insurance Ltd. was put into run-off. As at December 31, 2014, Shred-it Insurance Ltd. had claims provisions of $1,261 (2013 — $1,460), determined by an actuary using a discount rate of 1.0%, and assets collected from premiums of $632 (2013 — $982).

Shred-it Group

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands of U.S. dollars unless otherwise stated)

14.	LONG-TERM DEBT

On April 30, 2014, to assist in the financing required to complete the Shredding transaction, the Partnership entered into a new senior secured credit agreement (the “New Credit Agreement”) and terminated the existing Predecessor SII syndicated senior secured credit agreement originally entered into on June 5, 2009 and subsequently amended on November 12, 2010, July 29, 2011, and September 28, 2012 (the “Old Credit Agreement”). The extinguishment of debt under the Old Credit Agreement resulted in $704 of deferred financing fees being expensed for the year ended December 31, 2014. Transaction costs of $6,286 were incurred as deferred financing fees related to the New Credit Agreement. The New Credit Agreement consists of a revolving credit facility (the “Revolving credit facility”) and a term credit facility (the “New term credit facility”).

	2014	2013
	$	$
New term credit facility due April 30, 2019 (net of deferred financing fees of $3,414)(a)(c))	406,586	—
Old term credit facility due September 28, 2017 (net of deferred financing fees of $274 on December 31, 2013)(d)(f)	—	202,226
Revolving credit facility (net of deferred financing fees of $354)(c)	41,646	—
Revolving credit commitment (net of deferred financing fees of $530 on December 31, 2013)(e)(f)	—	(530)

	448,232	201,696
Less current portion	—	18,000

	448,232	183,696

(a)	The New term credit facility of $410,000 is due April 30, 2019. The New term credit facility bears interest at LIBOR plus an applicable margin, ranging from 1.25% to 2.25%. As at December 31, 2014, the interest rate on the New term credit facility was 2.49% (the effective interest rate at inception was 2.70%).

The Partnership can designate the basis for the interest rate to be applied to the New term credit facility based on its Total Leverage Ratio.

As collateral, the Partnership has provided a general security agreement over all of its assets and pledged shares of all of its subsidiaries.

(b)	The New revolving credit facility has $250,000 of available credit that can be drawn on in U.S. dollars, revolving advances bearing interest at the Bankers’ Acceptance rates, Canadian prime rate, Eurodollar rate, Canadian base rate, Euro LIBOR rate, Sterling LIBOR rate plus a margin or U.S. dollar revolving advances bearing interest at the Eurodollar rate, Alternate base rate (greater of: the rate of interest for loans in U.S. dollars in the United States to U.S. borrowers; and, the Federal Funds Rate plus 50 basis points per annum), Euro LIBOR rate, Sterling LIBOR plus a margin.

(c)	At December 31, 2014, there was $2,381 of deferred financing costs, net of accumulated amortization of $296, related to the Revolving credit facility. As at December 31, 2014, there were deferred financing fees of $3,905, net of accumulated interest accretion of $491 related to the New term credit facility. Deferred financing fees of $354 have been presented as net against the drawn portion of the revolver loan and $1,732 has been presented as a deferred financing fees asset to represent the undrawn portion.

(d)	The Old Credit Agreement included a $225,000 old term credit facility that was subject to principal payments per year with the balance due on maturity on September 28, 2017. The Old term credit facility was bearing interest at LIBOR plus a margin. As at December 31, 2013, the interest rate on the Old term credit facility was 2.75%. The effective interest rate at inception was 3.18%. At the beginning of each quarter, Predecessor SII could designate the basis for the interest rate to be applied based on: (i) Canadian prime rate; (ii) Canadian base rate (defined as the greater of: the rate of interest for loans in U.S. dollars in

Canada to Canadian borrowers; and, the Federal Funds Rate plus 50 basis points per annum); (iii) Alternate base rate (defined as the greater of: the rate of interest for loans in U.S. dollars in the United States to U.S. borrowers; and, the Federal Funds Rate plus 50 basis points per annum); and (iv) LIBOR.

(e)	The Old Credit Agreement included a $150,000 revolving credit commitment, and was available in either Canadian dollar revolving loans bearing interest at the Canadian prime rate, Bankers’ Acceptance rates, Eurodollar rate, Base Rate (Canada), Euro LIBOR or Sterling LIBOR rate plus a margin or U.S. dollar revolving loans bearing interest at the Eurodollar rate, Alternate base rate, Euro LIBOR or Sterling LIBOR rate plus a margin. Principal amounts under the revolving credit commitment were due and payable in full at maturity.

(f)	During the normal course of business, standby letters of credit are provided to secure facilities from service providers. As at December 31, 2014, standby letters of credit amounting to approximately $14,722 (2013 — $11,927) had been provided reducing the revolving credit commitment availability.

(g)	Transaction costs as of December 31, 2013 related to the revolving credit commitment consisted of deferred financing costs of $530 which were net of accumulated amortization of $166. The net deferred financing fees were recorded against the revolving credit commitment. As at December 31, 2013, the transaction costs relating to the old term credit facility consisted of deferred financing fees of $274, net of accumulated amortization accretion of $122 which had been recorded against the old term credit facility and were accreted as interest expense using the effective interest rate method.

(h)	Interest expense includes $8,635 for the year ended December 31, 2014 (2013 — $8,039; 2012 — $10,534) relating to long-term debt.

(i)	As at December 31, 2014, fair value of the New term credit facility was $405,890 and revolving credit facility was $41,579. As at December 31, 2013, the fair values of the Old term credit facility and revolving term loan commitment approximated their carrying values.

Capital management

The Shred-it Group’s objectives when managing capital are to provide the Shred-it Group with the necessary capital to continue as a going concern, so that it can provide products and services to its customers and returns to its partners. The Shred-it Group defines capital that it manages as the aggregate of its equity and interest bearing debts net of cash and cash equivalents.

The Shred-it Group manages its capital in a manner to ensure that the Shred-it Group can make its required interest and principal payments. For the year ended December 31, 2014, the Shred-it Group’s cash on hand, cash flow and availability under its revolving credit facility were sufficient to enable it to make its required interest payments.

The Shred-it Group monitors capital using consolidated leverage and interest coverage ratios. Under the Partnership’s New Credit Agreement, the Partnership is required to maintain: (a) a consolidated leverage ratio of less than 4.0 for all quarters ending up to and including March 31, 2016 and less than 3.5 for all quarters ended thereafter; and, (b) a consolidated interest coverage ratio not less than 2.0.

The consolidated leverage ratio is the consolidated total debt of the Partnership divided by the last four quarters’ adjusted consolidated earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Consolidated total debt excludes the contingent debt related to letters of credit. Adjusted EBITDA is operating income before interest, depreciation, amortization and taxes adjusted to exclude non-recurring items, unusual items and include the pro-forma impact of acquisitions permitted in calculating covenant compliance under the term credit facility. The consolidated interest coverage ratio is the last four quarters’ Adjusted EBITDA divided by consolidated cash interest expense.

The Shred-it Group monitors capital using consolidated leverage and interest coverage ratios as part of the management of liquidity to sustain future development of the business and maintain these ratios under the New Credit Agreement.

As at December 31, 2014, the Shred-it Group is in compliance with these covenants.

15.	FINANCIAL RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

(a)	Financial instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	In the principal market for the asset or liability, or

•	In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Shred-it Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

The Shred-it Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

For assets and liabilities that are recognized in the combined financial statements on a recurring basis, the Shred-it Group determines whether transfers have occurred between the levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

For the purpose of fair value disclosures, the Shred-it Group has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy as explained in note 2.

(b)	Risk overview

The Shred-it Group is exposed to credit risk, liquidity risk, interest rate risk and foreign currency rate risk. The Shred-it Group’s primary risk management objective is to protect its income and cash flows and, ultimately, shareholder value. Risk management strategies, as discussed below, are designed and implemented to ensure the Shred-it Group’s risks and the related exposures are consistent with its business objectives and risk tolerance.

(i)	Credit risk

Credit risk represents the financial loss that the Shred-it Group would experience if counterparty to a financial instrument, in which the Shred-it Group has an amount owing from the counterparty, failed to meet its obligations in accordance with the terms and conditions of its contracts with the Shred- it Group.

The Shred-it Group’s credit risk is primarily attributable to its accounts receivable. The amounts disclosed in the combined statements of financial position are net of allowances for doubtful accounts, estimated by the Shred-it Group’s management based on prior experience and their assessment of the current economic environment. The Shred-it Group establishes an allowance for doubtful accounts that represents its estimate of incurred losses in respect of accounts receivable. The main components of this allowance are a specific loss component that relates to individually significant exposures and an overall loss component established based on historical trends. As at December 31, 2014, the Shred-it Group had accounts receivable of $103,002 (2013 — $53,432) gross of an allowance for doubtful accounts of $5,210 (2013 — $2,619). As at December 31, 2014, $12,201 (2013 — $9,375) of accounts receivable are considered past due. The believes that its allowance for doubtful accounts is sufficient to reflect the related credit risk associated with the Shred-it Group’s accounts receivable.

The Shred-it Group believes that the concentration of credit risk of accounts receivable is limited due to its broad customer base, dispersed across varying industries and geographic locations.

The Shred-it Group has established various internal controls designed to mitigate credit risk and has also established procedures to suspend the availability of services when customers have fully utilized approved credit limits or have violated established payment terms.

While the Shred-it Group’s credit controls and processes have been effective in managing credit risk, these controls cannot eliminate credit risk and there can be no assurance that these controls will continue to be effective or that the Shred-it Group’s current credit loss experience will not continue.

(ii)	Liquidity risk

Liquidity risk is the risk that the Shred-it Group will not be able to meet its financial obligations as they fall due. The Shred-it Group manages liquidity risk through the management of its capital structure and financial leverage, as outlined in note 14 to the combined financial statements. It also manages liquidity risk by continuously monitoring actual and projected cash flows to ensure that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Shred-it Group’s reputation. As at December 31, 2014, the undrawn portion of the Shred-it Group’s Revolving credit facility was approximately $208,000 (2013 — $138,028), excluding letters of credit of $14,722 (2013 — $11,927).

The table below summarizes the maturity profile of the Shred-it Group’s financial liabilities based on contractual undiscounted payments as at December 31, 2014:

	Contractual cash		2 to 3	4 to 5
	flows	Year 1	years	years	Thereafter
	$	$	$	$	$
Bank indebtedness	14,263	14,263	—	—	—
Accounts payable and accrued liabilities .	52,294	52,294	—	—	—
New term credit facility	410,000	—	—	410,000	—
Revolving credit facility	42,000	—	—	42,000	—

	518,557	66,557	—	452,000	—

(iii)	Interest rate risk

The Shred-it Group’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Shred-it Group to interest rate cash flow risk.

As at December 31, 2014, if interest rates decreased or increased by 1%, with all other variables held constant, loss before income taxes would be impacted by $2,733.

(iv)	Foreign currency rate risk

Foreign currency rate risk is the risk that the fair value of future cash flows will fluctuate due to changes in foreign exchange rates. The Shred-it Group’s exposure to the risk of changes in foreign exchange rates relates primarily to the Shred-it Group’s operating activities (when revenue or expenses are denominated in a different currency from the functional currency and the Shred-it Group’s net investments in foreign subsidiaries).

The Shred-it Group operates in the Canadian, U.S., U.K., Eurozone, South African, Singapore, Australian and UAE markets and is exposed to unpredictable foreign exchange rate changes.

The Shred-it Group does not employ a foreign currency derivative hedging program and, therefore, foreign currency translation can have a significant impact on total comprehensive income (loss) during periods of fluctuating exchange rates.

As at December 31, 2014, if the following foreign exchange relationships weakened or strengthened by 1% against the U.S. dollar, with all other variables held constant, total comprehensive income (loss) for the year would have been higher or lower as follows:

$
Canadian dollar	2,260
Pounds sterling	73
Euro	93

16.	INCOME TAXES

(a)	The major components of income tax expense (recovery) is as follows:

	2014	2013	2012
	$	$	$
Current income tax expense (recovery)
Based on taxable income of the current year	4,493	1,963	743
Adjustments in respect of prior years	1,779	(97)	(4,049)
Other	451	163	387

	6,723	2,029	(2,919)

Deferred tax expense (recovery)
Origination and reversal of temporary differences	(9,847)	(2,046)	(4,048)
Impact of change in tax rates/new tax laws	(227)	63	62
Adjustments in respect of prior years	1,885	(1,181)	(789)
Changes to unrecognized tax benefits	(1,242)	157	(1,648)
Change in outside basis of partnership interest	7,292	—	—

	(2,139)	(3,007)	(6,423)

Income tax expense (recovery)	4,584	(978)	(9,342)

(b)	Reconciliation of effective tax rate:

	2014	2013	2012
	$	$	$
Loss before income taxes	(14,309)	(22,424)	(35,564)
Combined statutory Canadian federal and provincial rate	26.42%	26.39%	26.36%

Income tax recovery based on statutory rate	(3,781)	(5,918)	(9,375)
Increase (decrease) in income taxes resulting from
Permanent differences	382	776	(279)
Foreign rate differential	3,553	611	(960)
Foreign exchange	(308)	(302)	331
Adjustments in respect of prior years	3,402	(1,297)	(698)
Rate differences related to origination and reversal of temporary differences	(81)	87	348
Recognition of deferred tax assets not previously recognized	(433)	4,893	939
Income not subject to tax	1,421	—	—
Other	429	172	352

Income tax expense (recovery)	4,584	(978)	(9,342)

(c)	Deferred taxes

(i)	Deferred taxes relate to the following:

	2014	2013
	$	$
Deferred tax assets
Property, plant and equipment	348	462
Accrued liabilities	3,513	5,454
Loss carryforwards	8,146	6,929
Other	4,158	3,576

	16,165	16,421

Deferred tax liabilities
Property, plant and equipment	(9,461)	(7,970)
Intangible assets	(77,128)	(35,449)
Partnership outside basis	(7,368)	—

	(93,957)	(43,419)

Net deferred tax liabilities	(77,792)	(26,998)

Deferred tax movement in the combined statements of income (loss) and comprehensive income (loss) is as follows:

	2014	2013	2012
	$	$	$
Expense (recovery)
Property, plant and equipment	(3,773)	(871)	(974)
Accrued liabilities	(289)	(686)	6
Intangible assets	(5,404)	(5,660)	(3,595)
Loss carryforwards	(2,063)	2,517	(3,040)
Outside basis — Partnership Interest	7,310	—	—
Other	2,080	1,693	1,180

Net deferred tax recovery	(2,139)	(3,007)	(6,423)

Effective from May 1, 2014, 35.2% of U.S. based taxable income is not taxed within the corporate group due to the relevant entities electing to be disregarded for US tax purposes. During the year, $53,375 of deferred tax liabilities were recognized in respect of business combinations.

(ii)	The following unused tax losses and temporary differences have not been recognized as it is not probable that taxable incomes will be available against which they can be utilized. The tax losses expire as follows:

	2014	2013	2012
	$	$	$
Loss carryforwards — Canada (expiry 2023 — 2032)	3,567	31,487	38,636
Loss carryforwards — Foreign subsidiaries (expiry — indefinite)	36,681	42,611	34,986
Deductible temporary differences	14,425	11,575	3,555

	54,673	85,673	77,177

(d)	The taxable temporary differences associated with investments in subsidiaries, associates and joint ventures, for which a deferred tax liability has not been recognized, totaled $5,506 (2013 — $4,987).

(e)	The Shred-it Group has ongoing regular tax audits concerning open income tax years. Adequate provisions for all open tax years have been foreseen and are recorded in income taxes payable.

17.	NET CHANGE IN WORKING CAPITAL BALANCES RELATED TO OPERATIONS

The net change in working capital balances related to operations consists of the following:

	2014	2013	2012
	$	$	$
Accounts receivable	(2,216)	3,351	(13,759)
Due from Cintas	(6,208)	—	—
Due from joint venture	43	32	747
Inventories	(57)	251	961
Prepaid expenses and other assets	(4,968)	(408)	(108)
Income taxes recoverable	(2,446)	2,248	(2,474)
Accounts payable and accrued liabilities	9,706	(2,639)	(2,833)
Movements in provisions (note 12)	(1,922)	—	—
Due to Cintas	10,252	—	—
Other	(1,180)	(428)	267

	1,004	2,407	(17,199)

18.	COMMITMENTS AND CONTINGENT LIABILITIES

(a)	Operating leases

The Shred-it Group has future minimum operating lease commitments related to its rental of facilities and premises leases with certain leases, including renewal options and escalation clauses. These future commitments, excluding certain operating costs for which it may be responsible, are as follows:

$
2015	17,095
2016	14,317
2017	11,255
2018	8,678
2019	6,334
Thereafter	12,010

69,689

(b)	Contingent liabilities

During the normal course of business, various proceedings and threats of claims are instituted by and against the Shred-it Group, primarily concerning employee termination, protection and defense of trademark rights and claims, enforcement of non-competition agreements with third parties and compliance with contract terms. No material accrual for the settlement of any likely claims has been made in these combined financial statements. If the Shred-it Group incurs any additional loss as a result of these claims, that loss would be recorded in the period it is probable and estimable.

The amount of loss, if any, for certain compliance with contract terms proceedings and threats of claims is indeterminable, but could have an adverse effect if the outcomes are unfavorable to the Shred-it Group.

19.	STOCK-BASED COMPENSATION

(a)	Introduction:

This note describes in part (b) Stock-Based Compensation, plans that previously existed and were exercised in 2014, in Predecessor SII (“Original Plan” and “SII Director Option Plan”) and the New Option Plans created and issued in the Partnership and Boost GP.

(b)	Stock-Based Compensation

(i)	Predecessor SII

Original Plan

Predecessor SII had an employee stock option plan (the “Original Plan”) whereby eligible employees were granted options at fair value at the grant date over such number of Class C special shares of Predecessor SII. These stock options were to vest in equal annual amounts over five years on each anniversary of the date of grant. Each vested option exercised entitled the option holder to receive one Class C special share to be issued by Predecessor SII. The expense related to these options was recognized in income using a graded vesting approach over the vesting period. In addition, Predecessor SII Directors had the choice (under the “Director Option Plan”) to purchase Class A special shares and Class A common shares of Predecessor SII on a one- for-one basis. The term of each Director’s option was four to seven years and the options were 100% vested on the grant date. The exercise price for the Directors’ options were equal to the per share fair value of the Class A special shares and Class A common shares on the grant date. The shares were authorized when granted. The expense related to Directors’ options was recognized when granted.

As part of the Reorganization, Predecessor SII accelerated the vesting of all options then outstanding under the Original Plan and settled each option outstanding under the Original Plan. The option holders received consideration for their disposal of the options. The Board of Directors of Boost GP, approved two new stock option plans (the “New Option Plans”) whereby eligible employees, directors, managers and consultants of the Partnership or its affiliates, may be granted options (the “New Options”) at fair value over such number of Class C or Class D special shares of Boost GP, as the Board of Directors of Boost GP decides, and the Board of Directors of the Partnership and Boost GP approved two new management equity incentive plans (the “New ME Plans”) whereby eligible employees, directors, managers and consultants of the Partnership or its affiliates may be granted Class C or Class D units (the “MEP units”) of the Partnership as the Board of Directors of Boost GP decides. The New Options and the MEP units included an already vested component which was expensed in the year ended December 31, 2014. The expense related to the unvested component will be recognized using a graded vesting approach over the vesting period.

In September 2009, the Directors of Predecessor SII approved an employee stock option plan. Predecessor SII may grant to eligible employees options at fair value at the grant date over such number of Class C special shares as the Board of Directors of Predecessor SII decide. These stock options were to vest in equal annual amounts over five years on each anniversary date of the date of grant. Each vested option was exercisable upon a deemed qualifying event and entitled the option holder to receive one Class C special share to be issued by Predecessor SII. As part of the Reorganization, the Board of Directors of Predecessor SII immediately vested all unvested stock options, and all employees elected to receive a cash payment in exchange for their stock options (representing the in-the-money amount based on the implied transaction value, net of applicable withholdings and any outstanding shareholder loan indebtedness) as opposed to receiving shares in the capital of Predecessor SII.

The following tables summarize the stock option activity of Predecessor SII from January 1, 2012 with the weighted average exercise share prices stated in dollars:

	Class C	Weighted average
	Special Shares	exercise price
Outstanding at January 1, 2012	887.5	1,118
Granted	25	2,581
Forfeited	(87.5)	1,107

Outstanding at December 31, 2012	825	1,142
Granted	37.5	1,372
Forfeited	(47.5)	2,509

Outstanding at December 31, 2013	815	1,088
Granted	151.5	7,363
Exercised	(966.5)	2,074

Outstanding at December 31, 2014	—	—

The fair value of each employee stock option was estimated on the date of grant using the Black-Scholes option-pricing model. The following is the range of assumptions that were used for employee stock options granted. As Predecessor SII was a non-public enterprise, the expected volatility was determined based on publicly traded competitors in similar industries.

The following assumptions were used for options granted during the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
Risk-free rate	1.8% — 2.72%	1.8% — 2.72%	1.8% — 2.72%
Expected dividend yield	0%	0%	0%
Expected volatility (based on publicly traded competitors)	20.75% — 23.4%	20.75% — 23.4%	20.75% — 23.4%

The compensation expense relating to employee stock options under the Original Plan during the year ended December 31, 2014 was $840 (2013 — $191; 2012 — $369).

SII Director Option Plan

Options to purchase Class A special shares and Class A common shares of Predecessor SII on a one-for-one basis were granted to the Directors of Predecessor SII. The term of each option was 4 to 7 years and the options were 100% vested on the grant date. The exercise price for the options was equal to the per share fair value of the Class A special shares and Class A common shares on the grant date. The expense related to Directors’ options was recognized when granted. As part of the Reorganization, Predecessor SII cash settled (representing the in-the-money amount based on the implied transaction value, net of applicable withholdings) the Directors’ options.

As at December 31, 2014, a summary of the SII Director Option Plan is as follows:

		Weighted		Weighted
	Class A	average	Class A	average
	Special	exercise price	Common	exercise price
		$		$
Outstanding at January 1, 2012	469,080	1.04	52,120	3.48
Granted	116,262	1.1	12,918	5.92

Outstanding at December 31, 2012	585,342	1.05	65,038	3.96
Granted	193,096	1.17	21,454	0.01

Outstanding at December 31, 2013	778,438	1.08	86,492	2.98
Exercised	(778,438)	1.08	(86,492)	2.98

Outstanding at December 31, 2014	—	—	—	—

The compensation expense relating to Directors’ options during the year ended December 31, 2014 was nil (2013 and 2012 — $50).

In addition, due to the settlement of stock options under the Original Plan and SII Director Option Plan, $4,812 was recognized as a reduction in equity (Deficit) for the year ended December 31, 2014, representing the excess of the payment upon exercise over the fair value of the grants.

(ii)	Partnership and Boost GP

New Option Plans

On September 5, 2014, Boost GP issued, under the New Option Plans, options to acquire 6,430 Class D special shares (“Options”) in Boost GP, and the Partnership issued, under the management equity incentive plans (the “MEP Plans”), 4,450 Class C and 3,535 Class D units of the Partnership (“Units”) to employees of the Partnership. The Options and the Units included an already vested component which was expensed in the year ended December 31, 2014. The expense related to the unvested component will be recognized as follows: (i) for 4,875 Options and 3,125 Class D units, over the vesting period; (ii) 500 Options and 4,450 Class C units, in annual amounts over five years on each anniversary date of April 30, 2014 using a graded vesting approach; and (iii) for 1,055 Options and 410 Class D units, in annual amounts over five years on each anniversary date of May 1, 2014 using a graded vesting approach. Each vested Option is exercisable upon a deemed qualifying event and will entitle the holder to receive one Class D special share of Boost GP, which mirrors the fair value of a Class D unit of the Partnership at that date. Each vested Unit is exercisable upon a deemed qualifying event and will entitle the holder to receive one Class C or Class D unit of the Partnership, respectively.

The following table summarizes the activity of the New Option and MEP Plans with the share prices stated in dollars:

	Class D Options	Class C Units	Class D Units
	for Special Shares of	of the	of the
	Boost GP Corp.	Partnership	Partnership
Outstanding at December 31, 2013	—	—	—
Granted	6,430	4,450	3,535

Outstanding at December 31, 2014	6,430	4,450	3,535

Exercisable at December 31, 2014	4,372	293	2,469

The fair value of each Option and Unit was estimated on the date of grant using the binomial option-pricing model.

The following table summarizes the assumptions that were used for Options and Units granted. As Boost GP and the Partnership were non-public enterprises, the expected volatility was determined based on publicly traded competitors in similar industries:

For Options and Units granted during the year ended December 31, 2014:

	Class D Options	Class C Units	Class D Units
	for Special Shares of	of the	of the
	Boost GP Corp.	Partnership	Partnership
Risk-free rate	0.52%	0.52%	0.52%
Expected dividend yield	0%	0%	0%
Expected volatility (based on publicly traded competitors)	18.6%	18.6%	18.6%
Expected life (in years)	2	2	2
Fair value	$237/share	$436/unit	$334/unit

The compensation expense recorded relating to New Options and Units during the year ended December 31, 2014 was $2,252. In addition, due to the accelerated vesting and the exchange of stock options under the Original Plan and SII Director Option Plan as noted below, an additional $840 was recognized as an expense and $4,812 as a reduction in equity (deficit) for the year ended December 31, 2014.

Of the $840 and $2,252 of stock-based compensation expense under the Original Plan and New Option Plans, respectively, $914 is disclosed as Stock- based compensation and the balance of $2,178 is included in Acquisition, transaction and integration costs in the combined statement of income (loss) and comprehensive income (loss).

20.	DEFINED CONTRIBUTION BENEFIT PLAN

The Shred-it Group has a defined contribution benefit plan covering substantially all employees. During the year ended December 31, 2014, contributions charged to income under the plan totaled approximately $1,898 (2013 — $1,520; 2012 — $1,437).

21.	DISCONTINUED OPERATIONS

On March 14, 2014, Shred-it Group identified RM as an asset held for sale and sold RM to Iron Mountain Canada Operations ULC (the “buyer”) on December 1, 2014 for approximately $30,000, resulting in a Gain on sale of discontinued operations of $20,879. Approximately $1,300 of the proceeds have been placed into escrow until December 2, 2015 to address any indemnification claims made by the buyer and is included in prepaid expenses and other assets.

A summary of operational results of the RM business are presented below:

	2014	2013	2012
	$	$	$
Records management revenue	14,249	15,578	15,045
Operating expenses	8,565	9,304	10,829
Depreciation and amortization	964	1,655	1,453

Income from discontinued operations	4,720	4,619	2,763
Income tax expense	375	—	—

Net income from discontinued operations	4,345	4,619	2,763
Other comprehensive loss	(353)	(632)	—

Total comprehensive income from discontinued operations	3,992	3,987	2,763

Cash provided by operating activities	5,264	6,274	4,216
Cash used in investing activities	(195)	(369)	(3,015)
Cash provided by financing activities	(2,454)	—	—

22.	SEGMENT INFORMATION

The Company’s segment information is presented on the same basis as internal management reporting to the CEO (the chief operating decision maker) and reflects how Shred-it Group is organized and managed. Shred-it Group has two reportable segments: North America and Rest of World (“ROW”).

The North American business segment provides secure information destruction services throughout the United States and Canada.

The ROW business segment offers provides secure information destruction services throughout the United Kingdom, France, Germany, Netherlands, South Africa, Singapore, Australia, Belgium, Luxembourg, Republic of Ireland, Austria and United Arab Emirates.

The USA and Canada operating segments are combined into a single reportable segment (North America) because they show a similar long-term economic performance, have comparable services, delivery processes and customer industries, operate in similar regulatory environment, and are steered and monitored together. For similar reasons, the UK operating segment is combined with the ROW into a single reportable segment.

The reconciliation of adjustments and eliminations comprise expenses relating to centralized services, such as executive management, treasury, finance, information technology, human resources, marketing, national accounts administration, legal and risk management, which benefit the enterprise as a whole. It also includes the costs related to stock-based employee compensation associated with all stock options, restricted stock, restricted stock units, performance units and shares of stock issued under our employee stock purchase plan. Revenue shown in this reconciliation represents franchise royalties, fees and truck and container sales.

Discontinued operations were previously included in the North American operating segment.

Inter-segment revenue is eliminated on consolidation.

The following tables present the revenue and income of the Shred-it Group’s operating segments:

			Adjustments
2014	North America	ROW	and Eliminations	Total
	$	$	$	$
Revenue from external customers	470,200	98,817	6,066	575,083

Operating expenses	313,830	64,490	67,289	445,609
Loss on disposal of property, plant & equipment	—	—	222	222
Stock-based compensation	—	—	914	914
Share of income from a joint venture	—	(511)	—	(511)

Earnings before the undernoted	156,370	34,838	(62,359)	128,849
Acquisition, transaction and integration costs	—	—	37,635	37,635
Loss/(gain) on foreign exchange	—	—	9,516	9,516

	156,370	34,838	(109,510)	81,698
Depreciation and amortization	—	—	79,829	79,829
Net interest expense	—	—	16,178	16,178

Earnings before taxes and discontinued operations	156,370	34,838	(205,517)	(14,309)

			Adjustments
2013	North America	ROW	and Eliminations	Total
	$	$	$	$
Revenue from external customers	258,430	80,932	7,939	347,301

Operating expenses	181,782	55,360	44,268	281,410
Loss on disposal of property, plant & equipment	—	—	369	369
Stock-based compensation	—	—	241	241
Share of income from a joint venture	—	(530)	—	(530)

Earnings before the undernoted	76,648	26,102	(36,939)	65,811
Acquisition, transaction and integration costs	—	—	4,862	4,862
Loss/(gain) on foreign exchange	—	—	5,226	5,226

	76,648	26,102	(47,027)	55,723
Depreciation and amortization	—	—	46,657	46,657
Net interest expense	—	—	31,490	31,490

Earnings before taxes and discontinued operations	76,648	26,102	(125,174)	(22,424)

			Adjustments
2012	North America	ROW	and Eliminations	Total
	$	$	$	$
Revenue from external customers	247,102	67,593	9,507	324,202

Operating expenses	185,161	49,052	41,157	275,370
Loss on disposal of property, plant & equipment	—	—	98	98
Stock-based compensation	—	—	407	407
Share of income from a joint venture	—	(339)	—	(339)

Earnings before the undernoted	61,941	18,880	(32,155)	48,666
Acquisition, transaction and integration costs	—	—	9,516	9,516
Loss/(gain) on foreign exchange	—	—	(1,443)	(1,443)

	61,941	18,880	(40,228)	40,593
Depreciation and amortization	—	—	45,145	45,145
Net interest expense	—	—	31,012	31,012

Earnings before taxes and discontinued operations	61,941	18,880	(116,385)	(35,564)

Geographic information

Revenue from external customers

	2014	2013	2012
	$	$	$
Canada	64,921	59,406	59,066
USA	405,875	199,024	188,037
UK	62,958	53,474	44,966
Other international countries	41,329	35,397	32,133

Total	575,083	347,301	324,202

Non-current operating assets:

	2014	2013
	$	$
Canada	251,519	215,610
USA	635,506	134,856
UK	64,972	59,970
Other international countries	53,730	16,492

Total	1,005,727	426,928

23.	OPERATING EXPENSES

	2014	2013	2012
	$	$	$
Employment costs	275,541	175,844	176,957
Transport costs	75,262	47,487	42,882
Rent and occupancy	27,497	16,295	15,751
General administrative and other expenses	67,309	41,784	39,780

Total operating expenses	445,609	281,410	275,370

24.	ACQUISITION, TRANSACTION AND INTEGRATION COSTS

The Shred-it Group incurred legal, professional and other costs relating to various business acquisitions. In addition, the Shred-it Group incurred costs relating to the integration activities of the acquired businesses. The activities included the closure of redundant facilities, rebranding and marketing, legal and professional fees, and the conversion to the Shred-it Group’s financial information systems.

25.	SUBSEQUENT EVENTS

On January 26, 2015, the Partnership acquired 100% of the assets of Southeastern New England Data Destruction LLC, located in Providence, Rhode Island.

On March 16, 2015, the Partnership acquired 100% of the assets of Rod Inc. and United Baling Inc., located in Burlington, North Carolina.

On April 27, 2015, the Partnership acquired 100% of the assets of Drake Wisconsin, LLC, based in Madison, Wisconsin.

On May 22, 2015, the Partnership amended the New credit agreement (“Amended and Restated Credit Agreement”) to increase the new term credit facility by $190,000 and to increase the consolidated leverage ratios. On May 27, 2015, the Partnership had drawn the full amount of the increase in the New term credit facility and had drawn an additional $80,000 from its existing New revolving credit facility. The proceeds of approximately $270,000 were used as a distribution to parent equity holders of the Shred-it Group. The terms of the Amended and Restated Credit Agreement are not substantially different from the New credit agreement. The Partnership will adjust the carrying amount of the New term credit facility to adjust for the additional loan amount of $190,000 and fees and transaction costs incurred and no gain or loss will be recognized. Difference in present value arising as a result of the modification will be recognized as an adjustment to the effective interest rate and amortized over the remaining life of the modified New term credit facility.

On July 6, 2015, the Partnership acquired 100% of the assets of Seattle, Washington based franchise.

On July 15, 2015, the Shred-it Group entered into a definitive sale agreement to be acquired by Stericycle, Inc. for $2.3 billion. The transaction had been unanimously approved by the Boards of Directors of both companies. Upon closing, the entities within the Shred-it Group will become wholly owned subsidiaries of Stericycle. The acquisition is expected to close in the fourth quarter of 2015. Upon closing, the unvested options under the various stock based compensation plans will become fully vested. Subsequently, all options will be exercised and settled for an approximate $81,000 cash payment.